EXHIBIT 99.1

EDUCATIONAL DEVELOPMENT CORPORATION

ANNOUNCES FISCAL 2026 SECOND QUARTER AND YEAR TO DATE RESULTS

TULSA, OK, October 9, 2025—Educational Development Corporation (“EDC”, or the “Company”) (NASDAQ: EDUC), a publishing company specializing in books and educational products for children, today reports financial results for the fiscal second quarter ended August 31, 2025.

Second Quarter Summary Compared to the Prior Year Second Quarter

●	Net revenues were $4.6 million compared to $6.5 million.

●	Average active PaperPie Brand Partners totaled 5,800 compared to 13,900.

●	Loss before income taxes were $(1.8) million, compared to $(2.5) million.

●	Net loss totaled $(1.3) million, compared to $(1.8) million.

●	Loss per share totaled $(0.15) compared to $(0.22) on a fully diluted basis.

Year-to-Date Summary Compared to the Prior Year

●	Net revenues of $11.7 million, compared to $16.5 million.

●	Average active PaperPie Brand Partners totaled 6,800, compared to 13,700.

●	Loss before income taxes of $(3.2) million, compared to $(4.2) million.

●	Net loss totaled $(2.4) million, compared to $(3.1) million.

●	Loss per share totaled $(0.28), compared to $(0.37) on a fully diluted basis.

Per Craig White, Chief Executive Officer, “Earlier this week we announced that the buyer group for the Hilti Complex has provided their official notice to proceed with the building purchase. We expect the sale to be completed in mid-November. As previously announced, once completed, we will use the proceeds from the sale to pay off our entire outstanding bank debt. Selling this complex improves our cashflows and allows us to execute our turn-around initiative which includes a conservative plan for purchasing out of stock items as well as new titles that will drive revenues, brand partner growth, and energize our salesforce. We continue to expect to reduce our overall inventory levels, even with the planned purchases, and the cash flows from reducing our excess inventory will fund our operations.”

“Throughout this year we have continued to focus on positioning the Company for a return to profitability with even lower historical operating costs. I am encouraged with our continued focus on reducing our costs and improving our results. The next big step toward profitability will be returning to revenue growth which will be driven by adding Brand Partners and increasing sales. We are working on several strategic initiatives with our IT department to improve our Brand Partner success and make it easier for interested parties to join PaperPie.”

“I would like to again thank our stakeholders for your ongoing support, including our Brand Partners, Customers, Employees, Vendors and Shareholders. Through your support, we remain steadfast in our mission to improve children’s literacy,” concluded Mr. White.

EDUCATIONAL DEVELOPMENT CORPORATION

CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended August 31,		Six Months Ended August 31,
	2025	2024	2025	2024
NET REVENUES	$4,621,100	$6,509,200	$11,727,500	$16,502,600

LOSS BEFORE INCOME TAXES	(1,750,200)	(2,466,100)	(3,199,500)	(4,213,100)

INCOME TAX BENEFIT	(455,500)	(662,700)	(829,600)	(1,130,700)
NET LOSS	$(1,294,700)	$(1,803,400)	$(2,369,900)	$(3,082,400)

WEIGHTED AVERAGE NUMBER OF COMMON AND EQUIVALENT SHARES OUTSTANDING
Basic	8,583,201	8,272,217	8,583,201	8,269,494
Diluted	8,583,201	8,272,217	8,583,201	8,269,494

Fiscal 2026 Second Quarter Earnings Call

Date: Thursday, October 9, 2025

Time: 3:30 PM CT (4:30 PM ET)

Dial-in number: (800) 717-1738

Conference ID: 43999

The conference call will be broadcast live and audio replays will be available following the event at www.edcpub.com/investors.

About Educational Development Corporation (EDC)

EDC began as a publishing company specializing in books for children. EDC is the owner and exclusive publisher of Kane Miller Books (“Kane Miller”); Learning Wrap-Ups, maker of educational manipulatives; and SmartLab Toys, maker of STEAM-based toys and games. EDC is also the exclusive United States MLM distributor of Usborne Publishing Limited (“Usborne”) children’s books. EDC-owned products are sold via 4,000 retail outlets and EDC and Usborne products are offered by independent brand partners who hold book showings through social media, book fairs with schools and public libraries, in individual homes, as well as other in-person events and internet sales.

Contact:

Educational Development Corporation

Craig White, (918) 622-4522

Cautionary Statement for the Purpose of the “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995.

The information discussed in this Press Release includes “forward-looking statements.” These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and we can give no assurance that such expectations or assumptions will be achieved. Known and unknown risks, uncertainties and other factors may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, our success in recruiting and retaining new brand partners, our ability to locate and procure desired books, our ability to ship the volume of orders that are received without creating backlogs, our ability to obtain adequate financing for working capital and capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, cybersecurity threats and incidents, the COVID-19 pandemic, as well as those factors discussed in our Annual Report on Form 10-K for the year ended February 29, 2024, all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in our Annual Report on Form 10-K for the year ended February 29, 2024 and speak only as of the date of this Press Release. Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.